Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Sentigen Holding Corp. on Form S-3 of our report, dated February 16, 2001, appearing in the Annual Report on Form 10-K for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/  Raich Ende Malter & Co. LLP



East Meadow, New York
July 16, 2002